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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 8-K




                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934





Date of Report (Date of earliest event reported)         September 10, 1999
                                                 -------------------------------

                                      UICI
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


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
                  Delaware                                  0-14320                  75-2044750
                  --------                             ----------------              ----------
(State or other jurisdiction of incorporation          (Commission File             (IRS Employer
              or organization)                              Number)               Identification No.)

4001 McEwen Drive, Suite 200, Dallas, Texas                                              75244
-------------------------------------------                                              -----
  (Address of principal executive offices)                                             (Zip Code)
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Registrant's telephone number, including area code:  (972) 392-6700


                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)


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Item 5. OTHER EVENTS

         On September 10, 1999, UICI ("UICI" or the "Company") filed an appeal of certain portions of the trial court's December 1998 ruling in Sun Communications, Inc. v. SunTech Processing Systems, LLC, UICI, Ronald L. Jensen, et al (the "Sun Litigation"). In addition, the Company has been advised that Ronald L. Jensen (Chairman of the Board of the Company) has filed an appeal of the trial court's December 1998 finding in the Sun Litigation that Mr. Jensen was not entitled to any of the proceeds from the sale of SunTech Processing Systems, LLC ("STP") assets in February 1998.

         As previously disclosed, UICI and Mr. Jensen are involved in litigation with a third party concerning the distribution of the cash proceeds from the sale and liquidation of STP. The Dallas County, Texas District Court ruled in December 1998 that, as a matter of law, a March 1997 agreement governing the distribution of such cash proceeds should be read in the manner urged by Sun Communications, Inc. ("Sun") and consistent with a court-appointed liquidator's previous ruling. The District Court entered a judgment directing distribution of the sales proceeds in the manner urged by Sun. The District Court also entered a finding that UICI violated Texas securities disclosure laws and breached a fiduciary duty owed to Sun, and the District Court awarded the plaintiff $1.7 million in attorneys' fees, which amount could be increased to $2.1 million under certain circumstances. UICI believes that the District Court was incorrect in the awarding of attorneys' fees and in its finding that UICI violated Texas securities laws and breached a fiduciary duty, and UICI has appealed the District Court's decision as to those issues. However, the Company has not appealed the District Court's ruling with regard to the interpretation of the March 1997 agreement.

         In the brief filed in his appeal of the District Court's December 1998 finding, Mr. Jensen has reasserted that the March 1997 agreement requires that, before STP can make a distribution to UICI and Sun, it must advance approximately $10.0 million to Mr. Jensen in satisfaction of certain creditor and preferred equity claims. If and to the extent that Mr. Jensen's interpretation of the March 1997 agreement is ultimately adopted in the Sun Litigation after all rights to appeal have been exhausted, the amount of such proceeds which UICI may ultimately receive directly from STP may be reduced. However, in such event and in accordance with an agreement reached with the Company in June 1998 (the "Assurances Agreement"), Mr. Jensen has agreed to fully reimburse the Company to the extent of any reduction in cash proceeds from the amount determined by the District Court to be due the Company directly from STP.

         The Company cannot at this time predict how, when or in what fashion the appellate court will dispose of the various claims of the Company and Mr. Jensen on appeal. The appellate court may affirm the District Court's judgment, may return the case to the District Court for trial, or may reverse the District Court's decision and render a judgment. In addition, there can be no assurances as to the time period during which the appeals filed by Mr. Jensen or the Company in the Sun Litigation may be heard and a final judgment rendered which affords no party in the Sun Litigation the right to further appeal. However, for financial reporting purposes, any cash ultimately received by the Company from Mr. Jensen pursuant to the Assurances Agreement would be treated as a capital contribution to the Company, and the Company's pre-tax operating results would be reduced by a corresponding amount. In such case, however, the Company's consolidated stockholders' equity would not be negatively affected. In 1998, the Company's results of operations reflected a pre-tax gain from the STP sale of $9.7 million ($6.7 million after-tax, or $0.15 per share).

         Based on the current caseload in the Texas appellate courts, the Company does not currently believe that a final judgment in the Sun Litigation will be rendered prior to 2001.


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Item 7.       FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
              AND EXHIBITS

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Exhibit                                                                                              Page
Number                                   Description of Exhibit                                      Number
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
99.1           Press release announcing that the Company has filed appeal in the Sun Litigation       7
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               UICI
                                           ------------
                                           (Registrant)

Date    September 13, 1999             By   /s/ Gregory T. Mutz
        ------------------                  -------------------
                                          Gregory T. Mutz
                                          President and Chief Executive Officer



Date    September 13, 1999             By   /s/ William P. Benac
        ------------------                  --------------------
                                          William P. Benac
                                          Executive Vice President and Chief
                                          Financial Officer


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                               INDEX TO EXHIBITS

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
Exhibit
Number                                       Description
------                                       -----------
99.1           Press release announcing that the Company has filed appeal in the Sun Litigation
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